RESIGNATION
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         I, Tamara Woody, hereby tender and submit my resignation as Treasurer and as a director of Digiblue Media, Inc., (the "Corporation"); such resignation as Treasurer is to be effective immediately on the 6th day of April 2004, whereas my resignation as director shall not become effective until 10 days after the Corporation's Information Statement on Schedule 14f-1 is mailed to its shareholders.

                                               /s/ Tamara Woody
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                                               Tamara Woody